LOAN AGREEMENT

This Agreement dated as of September 5, 2013, is between Bank of America, N.A. (the "Bank") and Nu Skin Enterprises, Inc. (the "Borrower").

1.            FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1            Line of Credit Amount.

(a)	During the availability period described below the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is Fifty Million Dollars ($50,000,000).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

1.2          Availability Period.

The line of credit is available between the date of this Agreement and September 4, 2014, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the line of credit no less than fifteen (15) days prior to the then-current Facility No. 1 Expiration Date (the "Renewal Notice") and the Borrower has not provided written notice of termination of this Agreement.   If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this line of credit is renewed, the term "Facility No. 1 Expiration Date" shall mean the date set forth in the Renewal Notice as the Facility No. 1 Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit.  A renewal fee may be charged at the Bank's option; provided that the amount of the renewal fee must be specified in the Renewal Notice.

1.3          Repayment Terms.

(a)	The Borrower will pay interest on September 30, 2013, and then on the last day of each quarter thereafter until payment in full of any principal outstanding under this facility; provided that with respect to amounts bearing interest at an optional interest rate (as described below), the Borrower will pay interest at the end of each applicable interest period.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate shall expire no later than the Facility No. 1 Expiration Date.

(c)	The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the outstanding amounts under the loan as directed by the Borrower.

1.4            Interest Rate.

(a)       The interest rate is a rate per year equal to the Bank's Prime Rate plus zero percentage points.

(b)       The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.5      Optional Interest Rates.

Instead of the interest rate based on the rate stated in the paragraph entitled "Interest Rate" above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion."  The following optional interest rates are available:

(a)       The LIBOR Rate plus 0.425 percentage points.

2.        OPTIONAL INTEREST RATES

2.1      Optional Rates.

Each optional interest rate is a rate per year.   Interest will be paid on the last day of each applicable interest period until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period.   Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. At the end of any interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled "Interest Rate" above, unless the Borrower has designated another optional interest rate for the Portion.

2.2      LIBOR Rate.

The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)	The interest period during which the LIBOR Rate will be in effect will be one, two, or three months. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)       Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(c)	A LIBOR Rate may be elected only for the entire principal amount outstanding under the applicable facility.

(d)	The "LIBOR Rate" means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =  London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)

Where,
(i)	"London Inter-Bank Offered Rate" means, for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (or any successor thereto approved by the Bank if the British Bankers Association is no longer making a LIBOR rate available), as published by Reuters (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)	"Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e)	The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Nevada time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(f)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)        Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market;

(ii)       the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion; or

(iii)	adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period.

(g)	Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(h)	The prepayment fee is intended to compensate the Bank for the funding costs of the prepaid credit, if any. The prepayment fee will be determined by calculating the funding costs incurred by the Bank, based on the cost of funds at the time the interest rate was fixed, and subtracting the interest income which can be earned by the Bank by reinvesting the prepaid funds at the Reinvestment Rate. The calculation is defined more fully below.

(i)	The "Fixed Interest Rate Period" is the period during which the interest rate in effect at the time of the prepayment does not change. If the Fixed Interest Rate Period does not extend for the entire remaining life of the credit, then the following rules will apply:

(i)	For any portion of the prepaid principal for which the scheduled payment date is after the end of the Fixed Interest Rate Period, the prepayment fee for that portion shall be calculated based only on the period through the end of the Fixed Interest Rate Period, as described below.

(ii)	If a prepayment is made on a date on which the interest rate resets, then there will be no prepayment fee.

(j)	The prepayment fee calculation is made separately for each Prepaid Installment. A "Prepaid Installment" is the amount of the prepaid principal that would have been due on a particular scheduled payment date (the "Scheduled Payment Date"). However, as explained in the preceding paragraph, all amounts of the credit which would have been paid after the end of the Fixed Interest Rate Period shall be considered a single Prepaid Installment with a Scheduled Payment Date (for the purposes of this calculation) equal to the last day of the Fixed Interest Rate Period.

(k)       The prepayment fee for a particular Prepaid Installment will be calculated as follows:

(i)	Calculate the monthly interest payments that would have accrued on the Prepaid Installment through the applicable Scheduled Payment Date, if the prepayment had not been made. The interest payments will be calculated using the Original Cost of Funds Rate.

(ii)	Next, calculate the monthly interest income which could be earned on the Prepaid Installment if it were reinvested by the Bank at the Reinvestment Rate through the Scheduled Payment Date.

(iii)	Calculate the monthly differences of the amounts calculated in (i) minus the amounts calculated in (ii).

(iv)	If the remaining term of the Fixed Interest Rate Period is greater than one year, calculate the present value of the amounts calculated in (iii), using the Reinvestment Rate. The result of the present value calculation is the prepayment fee for the Prepaid Installment.

(l)	Finally, the prepayment fees for all of the Prepaid Installments are added together. The sum, if greater than zero, is the total prepayment fee due to the Bank.

(m)      The following definitions will apply to the calculation of the prepayment fee:

(i)	"Original Cost of Funds Rate" means the fixed interest rate per annum, determined solely by the Bank, at which the Bank would be able to borrow funds in the Bank Funding Markets for the duration of the Fixed Interest Rate Period in the amount of the prepaid principal and with a term, interest payment frequency, and principal repayment schedule matching the prepaid principal.

(ii)	"Bank Funding Markets" means one or more wholesale funding markets available to the Bank, including the LIBOR, Eurodollar, and SWAP markets as applicable and available, or such other appropriate money market as determined by the Bank in its sole discretion.

(iii)	"Reinvestment Rate" means the fixed rate per annum, determined solely by the Bank, as the rate at which the Bank would be able to reinvest funds in the amount of the Prepaid Installment in the Bank Funding Markets on the date of prepayment for a period of time approximating the period starting on the date of prepayment and ending on the Scheduled Payment Date.

(n)	The Original Cost of Funds Rate and the Reinvestment Rate are the Bank's estimates only and the Bank is under no obligation to actually purchase or match funds for any transaction or reinvest any prepayment. The Bank may adjust the Original Cost of Funds Rate and the Reinvestment Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. The rates shall include adjustments for reserve requirements, federal deposit insurance and any other similar adjustment which the Bank deems appropriate. These rates are not fixed by or related in any way to any rate the Bank quotes or pays for deposits accepted through its branch system.

3.        FEES AND EXPENSES

3.1      Fees.

(a)       Unused Commitment Fee.   The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period.  The fee will be calculated at 0.175% per year.

This fee is due on September 30, 2013, and on the last day of each following quarter until the expiration of the availability period.

(b)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

3.2      Expenses.

The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3      Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any reasonable out-of-pocket expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable out-of-pocket attorneys' fees.

(b)	Unless specifically stated otherwise in this Agreement, including without limitation Sections 7.16 and 8.4, the Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower's properties, books and records, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent examiners.

4.        DISBURSEMENTS, PAYMENTS AND COSTS

4.1      Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds, without setoff or counterclaim. Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower's statement, or by such other method as may be permitted by the Bank.

(b)	For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(c)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(d)	Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"), the Bank will send to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the "Accrued Amount"), the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)       If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment.

4.2      Borrower's Instructions.

(a)	The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an "Authorized Individual"). Any Authorized Individual may also provide instructions to the Bank for the designation of optional interest rates and/or the issuance of letters of credit, if such features are provided under this Agreement. The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank. The Bank's obligation to act on such instructions is subject to the terms, conditions and procedures stated elsewhere in this Agreement.

(b)	Except as specified elsewhere in this Agreement, in following instructions from an Authorized Individual for advances or repayments, the Bank shall have the right, but not the obligation, to require that any advances be deposited in and repayments be withdrawn from a deposit account owned by the Borrower and held at the Bank. The Bank may require additional written authorization from the Borrower before processing advances or repayments except as provided in this subparagraph.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from instructions the Bank reasonably believes are made by any Authorized Individual, whether such instructions are given in writing or by telephone, telefax or electronic communications (including e-mail, Internet and intranet websites). This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

4.3      Direct Debit.

The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from the Borrower's deposit account(s) with the Bank as designated in writing by the Borrower (the "Designated Account").

4.4      Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5      Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.   Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6      Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.   This may result in compounding of interest. This will not constitute a waiver of any default.

4.7      Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on  any payments made  by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

4.8      Additional Costs.

The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any Change in Law  which are allocated  to this Agreement or any credit outstanding under this Agreement.   The allocation will be made as determined by the Bank, using any reasonable method. The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)       any capital requirements relating to the Bank's assets and commitments for credit.

"Change in Law" means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

5.        CONDITIONS

Before the Bank is required to extend the initial credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below and before the Bank is required to extend any other credit to the Borrower under this Agreement, the representations and warranties of Borrower set forth in this Agreement shall be true and correct as of the date of such extension of credit.

5.1      Authorizations.

Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2      Governing Documents.

If required by the Bank, a copy of the Borrower's organizational documents.

5.3      Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

5.4      Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.5      Legal Opinion.

A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

5.6      Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.        REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1      Formation.

Borrower is duly formed and validly existing under the laws of the state or other jurisdiction where organized.

6.2      Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3      Enforceable Agreement.

This Agreement is  a legal, valid and  binding agreement  of the Borrower, enforceable  against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4      Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

"Material Adverse Effect" means a material adverse effect on  (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its subsidiaries taken as a whole, or (b) the ability of the Borrower to perform its obligations under this Agreement or any and all other documents executed in connection herewith, or (c) the validity or enforceability of this Agreement or any and all other documents executed in connection herewith, or (d) the material rights or remedies of the Bank under this Agreement or any and all other documents executed in connection herewith.

6.5      No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any of its direct or indirect subsidiaries is bound, except where such conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.6      Financial Information.

The financial statements (including any related notes) contained in the documents filed with the U.S. Securities and Exchange Commission (the "SEC"), as of the date filed:   (x) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (y) where applicable, were prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered (except that the unaudited financial statements may not contain footnotes); and (z) fairly present the consolidated financial position of the Borrower and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Borrower and its consolidated subsidiaries for the periods covered thereby. Since the date of the most recent financial statement provided (or deemed to be provided) to the Bank, there has been no material adverse change in the consolidated business condition (financial or otherwise), operations or properties of the Borrower.

6.7      Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any of its direct or indirect subsidiaries which, if lost, would likely result in a Material Adverse Effect, except as have been disclosed in writing to the Bank.

6.8      Permits, Franchises.

The Borrower and each of  its  direct and  indirect subsidiaries possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except where such failure to possess, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.9      Funded Obligations.

Neither the Borrower nor any of its direct or indirect subsidiaries is in default on any outstanding indebtedness for borrowed money of $2,000,000 or more, except as have been disclosed in writing to the Bank.

6.10    Tax Matters.

The Borrower has no knowledge of any assertion of any claim for taxes reasonably likely to require a payment in excess of $1,000,000 over the amount of reserves maintained on the books of the Borrower in accordance with generally accepted accounting principles, consistently applied, except as have been disclosed in writing to the Bank.

6.11    No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12   Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.13    ERISA Plans.

(a)	Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)       With respect to any Plan subject to Title IV of ERISA:

(i)        No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)       No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)	The following terms have the meanings indicated for purposes of this Agreement:
(i)	"Code" means the Internal Revenue Code of 1986, as amended.
(ii)       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)	"Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

7.        COVENANTS

The Borrower agrees, on a consolidated basis with its direct and indirect subsidiaries, as applicable, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1      Use of Proceeds.

(a)	To use the proceeds of Facility No. 1 only for working capital and other general corporate purposes and, in compliance with applicable law and this Agreement, for the purchase, redemption or other acquisition of its then-outstanding stock or membership interests.

(b)	The proceeds of the credit extended under this Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose.

7.2      Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written  notice to the Borrower,  to require  the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Within 90 days of the fiscal year end, the annual financial statements of the Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)	Within 60 days after each period's end (excluding the last period in each fiscal year), quarterly financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)	Together with each of the annual and quarterly financial statements delivered hereunder, a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(e)	Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request. Documents required to be delivered pursuant to paragraphs (a) and (b) of this Section 7.2 shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC's Electronic Data Gathering and Retrieval System.

7.3      Funded Debt to EBITDA Ratio.

As of the last day of each quarterly reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period, the consolidated basis a ratio of Funded Debt to EBITDA ("Funded Debt to EBITDA Ratio") shall not exceed 2.0:1.0.

"Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt.

"EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, plus non- cash stock-based compensation expense.

7.4      Dividends and Distributions.

Not to declare or pay any dividends, or purchase, redeem, or otherwise acquire any  of its then- outstanding stock or membership interests, or declare or pay distributions and withdrawals (as applicable) to its owners (except (i) dividends payable in capital stock or (ii) payments and distributions made by a subsidiary of the Borrower to the Borrower or to another wholly-owned subsidiary of the Borrower) if, both before and immediately after giving effect thereto:

(a)	Any event of default, or any event which, with notice or lapse of time or both, would constitute an event of default, exists under this Agreement; or

(b)       Borrower's consolidated Funded Debt to EBITDA Ratio would exceed 2.00:1.0.

7.5      Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)       Acquiring goods, supplies, or merchandise on normal trade credit.

(b)       Endorsing negotiable instruments received in the usual course of business.

(c)	Workers' compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds and completion or other financial guarantees provided by the Borrower in the usual course of business.

(d)	Liabilities in existence on the date of this Agreement disclosed in the Borrower's most recent financial statement.

(e)	Additional debts and capital lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

(f)	Indebtedness of any entity that becomes a subsidiary or Borrower or is merged into or consolidated with the Borrower or any subsidiary or any indebtedness assumed in connection with the acquisition of any such assets or secured by a lien on any such assets prior to the acquisition thereof; provided that such indebtedness exists at the time such entity becomes a subsidiary and is not created in contemplation of or in connection with such entity becoming a subsidiary.

(g)	Intercompany indebtedness and guarantees by the Borrower of indebtedness of its subsidiaries.

(h)	Extensions, renewals, refinancings and replacements of any of the foregoing indebtedness that do not increase the outstanding principal amount thereof (other than by the amount of any fees or expenses incurred in the extensions, renewals, refinancings and replacements thereof) or result in an earlier maturity date.

(i)	Indebtedness under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes.

(j)        Securitization Debt in connection with any Permitted Securitization Program.

(k)	Additional debts and capital lease obligations which, together with the Facility No. 1 Commitment and the debts permitted under subparagraphs (d), (e), (f), (h) and (j), above, both before and immediately after giving effect thereto, do not result in Borrower's consolidated Funded Debt to EBITDA Ratio to exceed 2.0:1.0.

7.6      Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)       Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)       Liens for taxes not yet due or contested in good faith by the Borrower.

(c)	Liens outstanding on the date of this Agreement and disclosed in the Borrower's most recent financial statement, provided that the total principal amount of debts secured by such liens does not exceed Fifty Million Dollars ($50,000,000), and all extensions, renewals, refinancings and replacements of such indebtedness permitted pursuant to Section 7.5(h).

(d)	Liens and security interests with respect to indebtedness permitted pursuant to Section 7.5(e) and all extensions, renewals, refinancings and replacements of such indebtedness permitted pursuant to Section 7.5(h).

(e)	Liens on receivables of the Borrower or any direct or indirect subsidiary and the related assets of the type specified in clauses (i) through (iv) in the definition of "Permitted Securitization Program" in connection with any Permitted Securitization Program.

"Permitted Securitization Program" means any transaction or series of transactions that may be entered into by the Borrower or any direct or indirect subsidiary pursuant to which the Borrower or any direct or indirect subsidiary may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Borrower or any direct or indirect subsidiary) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any receivables (whether now existing or arising or acquired in the future) of the Borrower or any direct or indirect subsidiary, and any assets related thereto including (i) all collateral securing such receivables, (ii) all contracts and contract rights and all guarantees or other obligations in respect of such receivables, (iii) proceeds of such receivables, and (iv) other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables; provided that the resultant Securitization Debt, together with all other Priority Indebtedness then outstanding, shall not exceed $200,000,000.

"Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or government (or an agency or political subdivision thereof).

"Priority Indebtedness" means (without duplication) the sum of (a) unsecured indebtedness of the Borrower's direct and indirect subsidiaries other than indebtedness owed to the Borrower or any other subsidiary of the Borrower, (b) indebtedness of the Borrower and its direct and indirect subsidiaries secured by a lien not permitted by subparagraphs (a) through (e) of this Section 7.6 and (c) Securitization Debt.

"Securitization Debt" for the Borrower and its direct and indirect subsidiaries means, in connection with any Permitted Securitization Program, (a) any amount as to which any Securitization Entity or other Person has recourse to the Borrower or any direct or indirect subsidiary with respect to such Permitted Securitization Program by way of any guaranty thereof and (b) the amount of any reserve account or similar account or asset shown as an asset of the Borrower or a direct or indirect subsidiary under generally accepted accounting principles, consistently applied, that has been pledged to any Securitization Entity or any other Person in connection with such Permitted Securitization Program.

"Securitization Entity" means a wholly-owned subsidiary of the Borrower (or another Person in which the Borrower or any of its direct or indirect subsidiaries makes an investment and to which the Borrower or any of its direct or indirect subsidiaries transfers receivables and related assets) that engages in no activities other than in connection with the financing of receivables and that is designated by the Board of Directors of the Borrower (as provided below) as a Securitization Entity (a) no portion of the indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any of its direct or indirect subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any of its direct or indirect subsidiaries in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other direct or indirect subsidiaries of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any of its direct or indirect subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Borrower or such direct or indirect subsidiary than those that might be obtained at the time from Persons that are not affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither the Borrower nor any of its direct or indirect subsidiaries has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

"Standard Securitization Undertakings" means representations, warranties, covenants, indemnities, repurchase obligations, performance guarantees and similar agreements entered into by the Borrower or any of its direct or indirect subsidiaries that are reasonably customary in a receivables securitization transaction.

7.7      Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except (i) in the ordinary course of the Borrower's business, (ii) not in the ordinary course of the Borrower's business in an aggregate amount not exceeding Fifty Million Dollars ($50,000,000) in any fiscal year or (iii) in connection with any transaction or series of transactions pursuant to which direct and indirect subsidiaries of Borrower are converted, restructured or reorganized for tax or corporate planning, whether by (1) transfer, (2) acquisition, (3) contribution, (4) merger, (5) consolidation, (6) voluntary dissolution, (7) liquidation, (8) recapitalization, (9) change in identity, form, or place of organization, or (10) otherwise, in each case the result of which may cause a direct or indirect sale, assignment or transfer of equity interests and/or other assets between and among Borrower and/or various subsidiaries of Borrower, provided, both before and immediately after giving effect thereto:

(i)	No event of default, or any event which, with notice or lapse of time or both, would constitute an event of default, shall exist under this Agreement; or

(ii)       Borrower's consolidated Funded Debt to EBITDA Ratio shall not exceed 2.00:1.0.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, as reasonably determined in good faith by the Borrower, or enter into any agreement to do so.

(c)	To maintain and preserve all rights, privileges, and franchises the Borrower now has, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)	To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.8      Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)       Existing investments disclosed to the Bank in writing.

(b)       Investments in the Borrower's direct and indirect subsidiaries.
(c)       Investments in any of the following:
(i)        certificates of deposit;

(ii)       U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(d)	The purchase, redemption or other acquisition of its then-outstanding stock or membership interests to the extent permitted under Section 7.4 hereof.

(e)	Investments consisting of any acquisition permitted pursuant to Section 7.11(b) hereof.

(f)            Investments consisting of any loan permitted pursuant to Section 7.9 hereof.
(g)       Other investments that do not exceed an aggregate amount of Twenty-Five Million Dollars ($25,000,000) outstanding at any one time.

7.9      Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:
(a)       Existing extensions of credit disclosed to the Bank in writing.
(b)       Extensions of credit to the Borrower's current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)	Loans that do not exceed an aggregate amount of Ten Million Dollars ($10,000,000) outstanding at any one time.

7.10    Change of Ownership.

Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than thirty percent (30%) in the direct or indirect capital ownership of the Borrower.

7.11    Additional Negative Covenants.
Not to, without the Bank's written consent:
(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets if, both before and immediately after giving effect thereto, (i) any event of default, or any event which, with notice or lapse of time or both, would constitute an event of default, exists under this Agreement; or (ii) the Borrower's consolidated Funded Debt to EBITDA Ratio exceeds 2.00:1.0. Before making any such acquisition, the Borrower must obtain the prior, effective written consent or approval of the board of directors or equivalent governing body of the business being acquired.

(c)	Engage in any business activities substantially different from the Borrower's present business and businesses reasonably related to or complementary extensions of such business.

(d)       Liquidate or dissolve the Borrower's business.

7.12    Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any substantial dispute between any governmental authority and the Borrower, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(c)	Any material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(d)	Any change in the Borrower's name, legal structure, state of registration (for a registered entity), place of business, or chief executive office if the Borrower has more than one place of business.

(e)	Any event or condition relating to health, safety, the environment, or any hazardous substances with regard to the Borrower's property, activities, or operations which could reasonably be expected to result in liability of the Borrower in excess of Ten Million Dollars ($10,000,000) in the aggregate.

7.13    Insurance.

(a)	General Business Insurance. To maintain insurance as is usual for the business it is in, which may include self-insurance (whether by a captive insurance company or otherwise), as determined by the Borrower exercising reasonable discretion.

(b)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.14     Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.15    Books and Records.

To maintain adequate books and records.

7.16    Audits.

To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any time upon reasonable prior notice to the Borrower.   If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records. As long as no event of default, or any event which, with notice or lapse of time or both, would constitute an event of default, under this Agreement has occurred and is continuing, the Bank shall pay all costs and expenses of such audits and inspections and, if an event of default, or any event which, with notice or lapse of time or both, would constitute an event of default, under this Agreement has occurred and is continuing, then the Borrower shall pay all costs and expenses of such audits and inspections.

7.17    Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.        HAZARDOUS SUBSTANCES

8.1      Indemnity Regarding Hazardous Substances.

The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to out-of-pocket attorneys' fees. The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

8.2      Compliance Regarding Hazardous Substances.

The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

8.3      Notices Regarding Hazardous Substances.

Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

8.4      Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations of the Borrower or its subsidiaries for the purposes of taking and removing environmental samples and conducting tests.   Notwithstanding anything to the contrary in this Agreement, as long as no event of default, or any event which, with notice or lapse of time or both, would constitute an event of default, under this Agreement has occurred and is continuing, the Bank shall pay all costs and expenses of such environmental investigation and testing and, if an event of default, or any event which, with notice or lapse of time or both, would constitute an event of default, under this Agreement has occurred and is continuing, then the Borrower shall pay all costs and expenses of such environmental investigation and testing.   The Bank will make reasonable efforts during any  site visit, observation or testing conducted  pursuant to  this paragraph to  avoid interfering with the Borrower's operations. The Bank is under no duty to conduct tests, and any such acts by the Bank will be solely for the purposes of preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof ("Environmental Report") (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank's judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

8.5      Definition of Hazardous Substances.

"Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

8.6      Continuing Obligation.

The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement.

9.        DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.   In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.   If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1      Failure to Pay.

The Borrower fails to make a payment of principal under this Agreement when due, or fails to make a payment of interest, any fee or other sum under this Agreement within five (5) days after the date when due.

9.2      Other Bank Agreements.

Any default occurs under any other agreement the Borrower or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

9.3      Cross-default.

Any default occurs under any agreement in connection with any credit the Borrower or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower or any of the Borrower's related entities or affiliates has guaranteed in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) or more in the aggregate.

9.4      False Information.

The Borrower has given the Bank materially false or misleading information or representations.

9.5      Bankruptcy.

The Borrower or any direct or indirect subsidiary of the Borrower files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower or any direct or indirect subsidiary of the Borrower makes a general assignment for the benefit of creditors.

9.6      Receivers.

A receiver or similar official is appointed for a substantial portion of the Borrower's (on a consolidated basis) business, or the business is terminated or the Borrower is liquidated or dissolved.

9.7      Judgments.

Any judgments or arbitration awards are entered against the Borrower or any direct or indirect subsidiary of the Borrower, or the Borrower or any direct or indirect subsidiary of the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount not covered by insurance of Ten Million Dollars ($10,000,000) or more.

9.8      Material Adverse Change.

A material adverse change occurs in the Borrower's consolidated business condition (financial or otherwise), operations, properties or prospects, or ability to repay the loan.

9.9      Government Action.

Any government authority takes action that materially adversely affects the Borrower's consolidated financial condition or ability to repay the loan.

9.10    Default under Related Documents.

Any default occurs under any document required by or delivered in connection with this Agreement or any such document is no longer in effect.

9.11    ERISA Plans.

Any one or more of the following events occurs with respect to a Plan subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect:

(a)       A reportable event shall occur under Section 4043(c) of ERISA.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA.

9.12    Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

10.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1    GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2    Governing Law.

This Agreement is governed by and shall be interpreted according to federal law and the laws of the State of Utah. If state or local law and federal law are inconsistent, or if state or local law is preempted by federal law, federal law governs. If the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

10.3    Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.   The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4    Dispute Resolution Provision.

This paragraph, including the subparagraphs below, is referred to as the "Dispute Resolution Provision." This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim"). For the purposes of this Dispute Resolution Provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and shall dismiss the arbitration if the Claim is barred under the applicable statutes of limitation. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	Any arbitration or court trial (whether before a judge or jury) of any Claim will take place on an individual basis without resort to any form of class or representative action (the "Class Action Waiver"). The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim. Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties' agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)        By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to  the extent any  Claim  is not arbitrated, the parties  irrevocably  and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

10.5    Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

10.6    Attorneys' Fees.

The Borrower shall reimburse the Bank for any reasonable out-of-pocket costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable out-of-pocket attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.   In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover out-of-pocket costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.

10.7    Set-Off.

(a)	In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower held by the Bank or its affiliates against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits and without regard for the availability or adequacy of other collateral. Any Deposits may be converted, sold or otherwise liquidated at prevailing market prices in order to effect such set-off.

(b)	The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, "Deposits" means any deposits (general or special, time or demand, provisional or final, individual or joint) as well as any money, instruments, securities, credits, claims, demands, income or other property, rights or interests owned by the Borrower which come into the possession or custody or under the control of the Bank or its affiliates. "Obligations" means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement.

10.8    One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between  this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a "promissory note" or a "note" executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.9    Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to out-of-pocket attorneys' fees. This indemnity extends to the Bank, its parent, subsidiaries, affiliates and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable promptly upon demand.

10.10  Notices.

Unless otherwise provided in this Agreement or in another  agreement between the Bank  and  the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.11  Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.12  Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.   Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

10.13  Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower's credit references, verify employment, and obtain credit reports.   The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.

This Agreement is executed as of the date stated at the top of the first page.

Nu Skin Enterprises,  Inc.

By:                     /s/ Ritch N. Wood
Name:              Ritch N. Wood
Title:                  Chief Financial Officer

Address where notices to the Borrower are to be sent:

Nu Skin Enterprises,  Inc.
75 West Center Street
Provo, UT 84601
Attention: Treasurer
Telephone: 801-345-5000
Facsimile:  801-345-3899

Bank of America, NA

By:                      /s/David R. Barney
Name:               David R. Barney
Title:                   Senior Vice  President

Address where notices to the Bank are to be sent:
Bank of America, NA
300 South Fourth Street, 2nd Floor
Las Vegas, NV 89101
Attention: Brian D. Call, Senior Vice President
Facsimile: 702-824-9065

Federal law requires Bank of America, N.A. (the "Bank") to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower's legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, quarantors or other related persons.